Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture is entered into as of May 10, 2012 (this “Supplemental Indenture”), by and among The Reader’s Digest Association, Inc., a Delaware corporation (“Issuer”), RDA Holding Co., a Delaware corporation (“Holdings”), each Subsidiary Guarantor under the Indenture referred to below, Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below, and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as Collateral Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer, Holdings, the Subsidiary Guarantors, the Trustee and the Collateral Agent have heretofore executed and delivered an Indenture dated as of February 11, 2010 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $525.0 million of Floating Rate Senior Secured Notes due 2017 of the Issuer (the “Notes”);

WHEREAS, Section 3.5(a) of the Indenture provides that the Issuer is required to make a Collateral Disposition Offer to all Holders of Notes to purchase the maximum principal amount of the Notes that may be purchased out of the Excess Collateral Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture in integral multiples of $1,000;

WHEREAS, the Issuer sold all of the assets related to its Allrecipes.com business pursuant to a Stock Purchase Agreement dated as of January 23, 2012;

WHEREAS, the Issuer desires to make a Collateral Disposition Offer using the Excess Collateral Proceeds from the sale of the Allrecipes.com business at an offer price of 95% of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase;

WHEREAS, Section 9.2 of the Indenture provides that the provisions in the Indenture dealing with Security Documents or application of trust moneys may be modified with the consent of the Holders of at least 75% in principal amount of Notes then outstanding;

WHEREAS, the Issuer solicited, and has received, consents from Holders representing at least 75% in principal amount of Notes then outstanding to certain amendments to the Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Subsidiary Guarantors, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

AMENDMENTS

SECTION 1.1.   Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

SECTION 1.2.   Amendment to Section 1.1.     The following definition is hereby added to Section 1.1 (Definitions) of the Indenture in proper alphabetical order:

“Allrecipes Asset Sale” means the sale by the Issuer of the Allrecipes.com business, pursuant to the Stock Purchase Agreement by and among Meredith Corporation, Allrecipes.com, Inc. and The Reader’s Digest Association, Inc., dated as of January 23, 2012.

SECTION 1.3.   Amendment to Section 3.5.     The following paragraph shall be added to the end of Section 3.5(a) (Limitations on Sales of Assets and Subsidiary Stock):

Notwithstanding the foregoing provisions of the preceding paragraph, to the extent that Excess Collateral Proceeds relate to the Allrecipes Asset Sale, the Issuer may make the Collateral Disposition Offer at an offer price in cash in an amount equal to 95% (i.e., $950 per $1,000 principal amount of notes) of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase.

ARTICLE II

MISCELLANEOUS

SECTION 2.1.   Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 2.2.   Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 2.3.   Continuing Agreement.                            Except as herein amended, all terms, provisions and conditions of the Indenture, all Exhibits thereto and all documents executed in connection therewith shall continue in full force and effect and shall remain enforceable and binding in accordance with their terms.

SECTION 2.4.   Severability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 2.5.   Conflicts.     In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of the Supplemental Indenture, the terms and conditions of this Supplemental Indenture shall prevail.

SECTION 2.6.   Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 2.7.   Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 2.8.   Headings.  The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

THE READER’S DIGEST ASSOCIATION, INC.

By:	/s/ Paul R. Tomkins
Name:	Paul R. Tomkins
Title:	Executive Vice President and Chief Financial Officer

RDA HOLDING CO.

By:	/s/ Paul R. Tomkins
Name:	Paul R. Tomkins
Title:	Executive Vice President and Chief Financial Officer

EACH OF THE SUBSIDIARY GUARANTORS LISTED ON EXHIBIT 1 HERETO

By:	/s/ William Magill
Name:	William Magill
Title:	Authorized Signatory

[SIGNATURE PAGE]

[SUPPLEMENTAL INDENTURE]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Martin Reed
	Name:	Martin Reed
	Title:	Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Renee Kuhl
	Name:	Renee Kuhl
	Title:	Vice President

[SIGNATURE PAGE]
[SUPPLEMENTAL INDENTURE]

EXHIBIT 1

Subsidiary Guarantors

Alex Inc.

Ardee Music Publishing, Inc.

Direct Entertainment Media Group, Inc.

Direct Holdings Americas Inc.

Direct Holdings Custom Publishing Inc.

Direct Holdings Customer Service, Inc.

Direct Holdings Education Inc.

Direct Holdings Libraries Inc.

Direct Holdings U.S. Corp.

Funk & Wagnalls Yearbook Corp.

Gareth Stevens, Inc.

Home Service Publications, Inc.

KitchenTek LLC

Pegasus Sales, Inc.

Pleasantville Music Publishing, Inc.

RDA Digital, LLC

R.D. Manufacturing Corporation

RD Large Edition, Inc.

RD Publications, Inc.

RDA Sub Co.

RDCL, Inc.

RDWR, Inc.

Reader’s Digest Children’s Publishing, Inc.

Reader’s Digest Consumer Services, Inc.

Reader’s Digest Entertainment, Inc.

Reader’s Digest Financial Services, Inc.

Reader’s Digest Latinoamerica S.A.

Reader’s Digest Sales and Services, Inc.

Haven Home Media, LLC

Reader’s Digest Young Families, Inc.

Reiman Manufacturing, LLC

Reiman Media Group, LLC

Retirement Living Publishing Company, Inc.

Saguaro Road Records, Inc.

Taste of Home Media Group, LLC

Taste of Home Productions, Inc.

Travel Publications, Inc.

W.A. Publications, LLC

WAPLA, LLC

Weekly Reader Custom Publishing, Inc.

World Almanac Education Group, Inc.

World Wide Country Tours, Inc.

WRC Media Inc.